Exhibit 99.1

Urban Edge Properties		For additional information:
888 Seventh Avenue		Mark Langer, EVP and
New York, NY 10019		Chief Financial Officer
212-956-2556

FOR IMMEDIATE RELEASE:

Urban Edge Properties Reports Fourth Quarter and Full Year 2017 Results

NEW YORK, NY, February 14, 2018 - Urban Edge Properties (NYSE:UE) (the "Company") today announced its results for the quarter and year ended December 31, 2017.

Financial Results(1)(2)

•	Reported a net loss of $15.9 million, or $0.13 per diluted share, for the quarter and net income of $72.9 million, or $0.61 per diluted share, for the year.

•	Generated Funds from Operations applicable to diluted common shareholders ("FFO") of $5.6 million, or $0.04 per share, for the quarter and $157.8 million, or $1.33 per share, for the year.

•
Generated FFO as Adjusted of $0.34 per share for the quarter and $1.34 per share for the year, an increase of 3.0% per share over the fourth quarter of 2016 and an increase of 5.5% per share over the year ended December 31, 2016.

Operating Results(1)

•
Increased same-property cash Net Operating Income (“NOI”) by 4.9% over the fourth quarter of 2016 and by 4.7% over the year ended December 31, 2016 primarily due to rent commencements and higher recovery revenue.

•	Increased same-property cash NOI including properties in redevelopment by 5.4% over both the fourth quarter and year ended December 31, 2016.

•	Increased same-property retail portfolio occupancy by 10 basis points to 98.3% compared to December 31, 2016 and unchanged compared to September 30, 2017.

•
Reported a decline in consolidated retail portfolio occupancy of 120 basis points to 96.0% compared to December 31, 2016 as a result of the acquisition of centers with lower occupancy than our existing portfolio in the second quarter of 2017. This metric increased by 10 basis points compared to September 30, 2017.

•
Executed 24 new leases, renewals and options totaling 505,000 square feet (sf) during the quarter. Same-space leases totaled 408,000 sf and generated average rent spreads of 12.4% on a GAAP basis and 9.0% on a cash basis.

Financing Activity(1)(3)(4)

•
During the fourth quarter, completed $710 million in individual, non-recourse mortgages with an average interest rate of 4.0% and a weighted average term to maturity of 10 years. Proceeds were used to defease and prepay a $544 million, 4.2% cross-collateralized mortgage scheduled to mature in 2020. The Company generated $120 million of additional cash proceeds net of costs and recognized a $34.1 million loss on debt extinguishment.

•
During the year, completed approximately $1.5 billion of financing transactions including $1 billion in individual, non-recourse mortgages and $500 million in equity at a weighted average net price of $25.62 per share. These transactions resulted in the following benefits:

◦	Reduced net debt to total market capitalization to 22% and net debt to adjusted earnings before interest, tax, depreciation and amortization ("EBITDA") to 4.6x;

◦	Increased cash balance by $361 million to $501 million at year end;

◦	Increased line of credit to $600 million and extended maturity date to March 2021, with no borrowings outstanding;

◦	Grew unencumbered asset base by $500 million to $1.4 billion and eliminated all cross-collateralized mortgages; and

◦	Increased weighted average term to maturity on outstanding debt from 5 years to 8 years with no debt maturing until 2021.
Development, Redevelopment and Anchor Repositioning Activity
During the fourth quarter, the Company completed three redevelopment projects totaling $22 million at a blended yield of 11%.

•	Expanded Garfield Commons by 85,000 square feet to accommodate new stores for Burlington, PetSmart and Ulta.

•	Renovated and remerchandised Hanover Commons to include Saks Off Fifth, Forever 21 Red and The Paper Store.

•	Added fast food outparcel at Rockaway River Commons.
In addition, the Company commenced a $4.5 million anchor repositioning project at Goucher Commons with a national organic grocer replacing hhgregg.
The Company has 15 active projects with total estimated costs of $195.5 million expected to generate an 8% return.
Hurricane Casualty Loss(5)
During the fourth quarter and for the year, the Company incurred $3.9 million and $6.1 million, respectively, of casualty-related losses from Hurricane Maria on its two properties in Puerto Rico. The Company expects its property and business interruption insurance will cover a significant portion of these losses subject to deductibles of approximately $2.3 million. Casualty-related losses are excluded from FFO as Adjusted and same-property cash NOI for the quarter and the year. Currently, 86% of all stores previously occupied prior to the hurricane (measured by gross leasable area) are open and another 10% are expected to open later this year.
Disposition Activity
During the fourth quarter, the Company executed a contract to sell its property in Allentown, PA for $55.3 million. The sale is expected to close in the second quarter of 2018.

(1) Refer to "Non-GAAP Financial Measures" and "Operating Metrics" for definitions and additional detail.
(2) Refer to page 8 for a reconciliation of FFO to FFO as Adjusted for the quarter and year ended December 31, 2017.
(3) The tables accompanying this press release provide the calculation of fully diluted common shares and a reconciliation of net income (loss) to EBITDA and annualized Adjusted EBITDA.
(4) Net debt as of December 31, 2017 is calculated as total consolidated debt of $1.6 billion less total cash and cash equivalents, including restricted cash, of $500.8 million.
(5) For additional information on the Hurricane Casualty Loss refer to footnote 3 on page 8 of this Press Release and Note 11 to our consolidated financial statements in Part II, Item 8 of our Annual Report on Form 10-K for the year ended December 31, 2017.

Non-GAAP Financial Measures
The Company uses certain non-GAAP performance measures, in addition to the primary GAAP presentations, as we believe these measures improve the understanding of the Company's operational results. We continually evaluate the usefulness, relevance, limitations, and calculation of our reported non-GAAP performance measures to determine how best to provide relevant information to the investing public, and thus such reported measures are subject to change. The Company's non-GAAP performance measures have limitations as they do not include all items of income and expense that affect operations, and accordingly, should always be considered as supplemental financial results. The following non-GAAP measures are commonly used by the Company and investing public to understand and evaluate our operating results and performance:

•
FFO: The Company believes FFO is a useful, supplemental measure of its operating performance that is a recognized metric used extensively by the real estate industry and, in particular REITs. FFO, as defined by the National Association of Real Estate Investment Trusts ("NAREIT") and the Company, is net income (computed in accordance with GAAP), excluding gains (or losses) from sales of depreciated real estate assets, real estate impairment losses, rental property depreciation and amortization expense. The Company believes that financial analysts, investors and shareholders are better served by the presentation of comparable period operating results generated from FFO primarily because it excludes the assumption that the value of real estate assets diminish predictably. FFO does not represent cash flows from operating activities in accordance with GAAP, should not be considered an alternative to net income as an indication of our performance, and is not indicative of cash flow as a measure of liquidity or our ability to make cash distributions.

•
FFO as Adjusted: The Company provides disclosure of FFO as Adjusted because it believes it is a useful supplemental measure of its core operating performance that facilitates comparability of historical financial periods. FFO as Adjusted is calculated by making certain adjustments to FFO to account for items the Company does not believe are representative of ongoing core operating results including non-comparable revenues and expenses. The Company's method of calculating FFO as Adjusted may be different from methods used by other REITs and, accordingly, may not be comparable to such other REITs.

•
Cash NOI: The Company uses cash NOI internally to make investment and capital allocation decisions and to compare the unlevered performance of our properties to our peers. The Company believes cash NOI is useful to investors as a performance measure because, when compared across periods, cash NOI reflects the impact on operations from trends in occupancy rates, rental rates, operating costs and acquisition and disposition activity on an unleveraged basis, providing perspective not immediately apparent from operating income or net income. The Company calculates cash NOI using net income as defined by GAAP reflecting only those income and expense items that are incurred at the property level, adjusted for the following items: lease termination fees, bankruptcy settlement income, non-cash rental income and ground rent expense and income or expenses that we do not believe are representative of ongoing operating results, if any.

•
Same-property Cash NOI: The Company provides disclosure of cash NOI on a same-property basis, which includes the results of properties that were owned and operated for the entirety of the reporting periods being compared totaling 75 properties for the three months ended December 31, 2017 and 2016 and 74 properties for the twelve months ended December 31, 2017 and 2016. Information provided on a same-property basis excludes properties under development, redevelopment or that involve anchor repositioning where a substantial portion of the gross leasable area ("GLA") is taken out of service and also excludes properties acquired, sold, under contract to be sold, or that are in the foreclosure process during the periods being compared. As such, same-property cash NOI assists in eliminating disparities in net income due to the development, redevelopment, acquisition or disposition of properties during the periods presented, and thus provides a more consistent performance measure for the comparison of the operating performance of the Company's properties. While there is judgment surrounding changes in designations, a property is removed from the same-property pool when it is designated as a redevelopment property because it is undergoing significant renovation or retenanting pursuant to a formal plan that is expected to have a significant impact on its operating income. A development or redevelopment property is moved back to the same-property pool once a substantial portion of the NOI growth expected from the development or redevelopment is reflected in both the current and comparable prior year period, generally one year after at least 80% of the expected NOI from the project is realized on a cash basis. Acquisitions are moved into the same-property pool once we have owned the property for the entirety of the comparable periods and the property is not under significant development or redevelopment. The Company has also provided disclosure of cash NOI on a same-property basis adjusted to include redevelopment properties. Same-property cash NOI may include other adjustments as detailed in the Reconciliation of Net Income (Loss) to cash NOI and same-property cash NOI included in the tables accompanying this press release.

•
EBITDA and Adjusted EBITDA: EBITDA and Adjusted EBITDA are supplemental, non-GAAP measures utilized by us in various financial ratios. EBITDA and Adjusted EBITDA are presented to assist investors in the evaluation of REITs, as a measure of the Company's operational performance as they exclude various items that do not relate to or are not indicative of our operating performance and because they approximate key performance measures in our debt covenants. Accordingly, the Company believes that the use of EBITDA and Adjusted EBITDA, as opposed to income before income taxes in various ratios, provides meaningful performance measures related to the Company's ability to meet various coverage tests for the stated periods. The Company also presents the ratio of net debt (net of cash) to annualized Adjusted EBITDA for the fourth quarter of 2017, and net debt (net of cash) to total market capitalization, which it believes is useful to investors as a supplemental measure in evaluating the Company's balance sheet leverage.

The Company believes net income is the most directly comparable GAAP financial measure to the non-GAAP performance measures outlined above. Reconciliations of these measures to net income have been provided in the tables accompanying this press release.

Operating Metrics

The Company presents certain operating metrics related to our properties including occupancy, leasing activity and rental rates. Operating metrics are used by the Company and are useful to investors in facilitating an understanding of the operational performance for our properties.

Occupancy metrics represent the percentage of occupied gross leasable area based on executed leases (including properties in development and redevelopment) and includes leases signed, but for which rent has not yet commenced. Same-property retail portfolio occupancy includes shopping centers and malls that have been owned and operated for the entirety of the reporting periods being compared totaling 75 properties for the three months ended December 31, 2017 and 2016 and 74 properties for the twelve months ended December 31, 2017 and 2016. Occupancy metrics presented for the Company's same-property retail portfolio excludes properties under development, redevelopment or that involve anchor repositioning where a substantial portion of the gross leasable area is taken out of service and also excludes properties acquired within the past 12 months, properties sold, under contract to be sold, or that are in the foreclosure process during the periods being compared.

Executed new leases, renewals and exercised options are presented on a same-space basis. Same-space leases represent those leases signed on spaces for which there was a previous lease with comparable gross leasable area.

ADDITIONAL INFORMATION
For a copy of the Company’s supplemental disclosure package, please access the "Investors" section of UE’s website at www.uedge.com. Our website also includes other financial information, including our Annual Report on Form 10-K, Quarterly Reports on Form 10-Q, Current Reports on Form 8-K, and amendments to those reports.

ABOUT URBAN EDGE
Urban Edge Properties is a NYSE listed real estate investment trust focused on managing, acquiring, developing, and redeveloping retail real estate in urban communities, primarily in the New York metropolitan region. Urban Edge owns 90 properties totaling 16.7 million square feet of gross leasable area.

FORWARD-LOOKING STATEMENTS
Certain statements contained in this Press Release constitute forward-looking statements as such term is defined in Section 27A of the Securities Act of 1933, as amended, and Section 21E of the Securities Exchange Act of 1934, as amended. Forward-looking statements are not guarantees of future performance. They represent our intentions, plans, expectations and beliefs and are subject to numerous assumptions, risks and uncertainties. Our future results, financial condition and business may differ materially from those expressed in these forward-looking statements. You can find many of these statements by looking for words such as “approximates,” “believes,” “expects,” “anticipates,” “estimates,” “intends,” “plans,” “would,” “may” or other similar expressions in this Press Release. Many of the factors that will determine the outcome of these and our other forward-looking statements are beyond our ability to control or predict; these factors include, among others, the Company's ability to complete its active development, redevelopment and anchor repositioning projects, the Company's ability to pursue, finance and complete acquisition opportunities, the Company's ability to engage in the projects in its planned expansion and redevelopment pipeline, the Company's ability to achieve the estimated unleveraged returns for such projects and acquisitions, the estimated remediation and repair costs related to Hurricane Maria and the timing of re-opening and resumption of full operations at the affected properties. For further discussion of factors that could materially affect the outcome of our forward-looking statements, see “Risk Factors” in Part I, Item 1A, of our Annual Report on Form 10-K for the year ended December 31, 2017 and the other documents filed by the Company with the Securities and Exchange Commission.

For these statements, we claim the protection of the safe harbor for forward-looking statements contained in the Private Securities Litigation Reform Act of 1995. You are cautioned not to place undue reliance on our forward-looking statements, which speak only as of the date of this Press Release. All subsequent written and oral forward-looking statements attributable to us or any person acting on our behalf are expressly qualified in their entirety by the cautionary statements contained or referred to in this section. We do not undertake any obligation to release publicly any revisions to our forward-looking statements to reflect events or circumstances occurring after the date of this Press Release.

URBAN EDGE PROPERTIES
CONSOLIDATED BALANCE SHEETS
(In thousands, except share and per share amounts)

	December 31,	December 31,
	2017	2016
ASSETS
Real estate, at cost:
Land	$521,669	$384,217
Buildings and improvements	2,010,527	1,650,054
Construction in progress	133,761	99,236
Furniture, fixtures and equipment	5,897	4,993
Total	2,671,854	2,138,500
Accumulated depreciation and amortization	(587,127)	(541,077)
Real estate, net	2,084,727	1,597,423
Cash and cash equivalents	490,279	131,654
Restricted cash	10,562	8,532
Tenant and other receivables, net of allowance for doubtful accounts of $4,937 and $2,332, respectively	20,078	9,340
Receivable arising from the straight-lining of rents, net of allowance for doubtful accounts of $494 and $261, respectively	85,843	87,695
Identified intangible assets, net of accumulated amortization of $33,827 and $22,361, respectively	87,249	30,875
Deferred leasing costs, net of accumulated amortization of $14,796 and $13,909, respectively	20,268	19,241
Deferred financing costs, net of accumulated amortization of $1,740 and $726, respectively	3,243	1,936
Prepaid expenses and other assets	18,559	17,442
Total assets	$2,820,808	$1,904,138

LIABILITIES AND EQUITY
Liabilities:
Mortgages payable, net	$1,564,542	$1,197,513
Identified intangible liabilities, net of accumulated amortization of $65,832 and $72,528, respectively	180,959	146,991
Accounts payable and accrued expenses	69,595	48,842
Other liabilities	15,171	14,675
Total liabilities	1,830,267	1,408,021
Commitments and contingencies
Shareholders’ equity:
Common shares: $0.01 par value; 500,000,000 shares authorized and 113,827,529 and 99,754,900 shares issued and outstanding, respectively	1,138	997
Additional paid-in capital	946,402	488,375
Accumulated deficit	(57,621)	(29,066)
Noncontrolling interests:
Operating partnership	100,218	35,451
Consolidated subsidiaries	404	360
Total equity	990,541	496,117
Total liabilities and equity	$2,820,808	$1,904,138

URBAN EDGE PROPERTIES
CONSOLIDATED STATEMENTS OF INCOME
(In thousands, except share and per share amounts)

	Quarter Ended December 31,		Year Ended December 31,
	2017	2016	2017	2016
REVENUE
Property rentals	$69,153	$60,048	$265,984	$236,798
Tenant expense reimbursements	27,508	22,647	99,098	84,921
Management and development fees	336	403	1,535	1,759
Income from acquired leasehold interest	—	—	39,215	—
Other income	379	380	1,210	2,498
Total revenue	97,376	83,478	407,042	325,976
EXPENSES
Depreciation and amortization	21,776	14,237	82,281	56,145
Real estate taxes	15,762	12,728	59,737	51,429
Property operating	15,036	12,684	50,894	45,280
General and administrative	7,693	6,565	30,413	27,438
Casualty and impairment loss	1,745	—	7,382	—
Ground rent	2,851	2,518	10,848	10,047
Transaction costs	—	1,098	278	1,405
Provision for doubtful accounts	1,771	220	3,445	1,214
Total expenses	66,634	50,050	245,278	192,958
Operating income	30,742	33,428	161,764	133,018
Gain on sale of real estate	—	—	202	15,618
Interest income	1,066	159	2,248	679
Interest and debt expense	(14,839)	(12,866)	(56,218)	(51,881)
Loss on extinguishment of debt	(34,062)	—	(35,336)	—
Income (loss) before income taxes	(17,093)	20,721	72,660	97,434
Income tax benefit (expense)	1,220	(455)	278	(804)
Net income (loss)	(15,873)	20,266	72,938	96,630
Less net (income) loss attributable to noncontrolling interests in:
Operating partnership	1,607	(1,218)	(5,824)	(5,812)
Consolidated subsidiaries	(11)	(4)	(44)	(3)
Net income (loss) attributable to common shareholders	$(14,277)	$19,044	$67,070	$90,815

Earnings (loss) per common share - Basic:	$(0.13)	$0.19	$0.62	$0.91
Earnings (loss) earnings per common share - Diluted:	$(0.13)	$0.19	$0.61	$0.91
Weighted average shares outstanding - Basic	113,642	99,609	107,132	99,364
Weighted average shares outstanding - Diluted	113,642	99,988	118,390	99,794

Reconciliation of Net (Loss) Income to FFO and FFO as Adjusted

The following table reflects the reconciliation of net (loss) income to FFO and FFO as Adjusted for the quarter and year ended December 31, 2017. Net (loss) income is considered the most directly comparable GAAP measure. Refer to "Non-GAAP Financial Measures" on page 3 for a description of FFO and FFO as Adjusted.

	Quarter Ended December 31, 2017		Year Ended December 31, 2017
	(in thousands)	(per share)	(in thousands)	(per share)
Net (loss) income	$(15,873)	$(0.13)	$72,938	$0.62
Less net loss (income) attributable to noncontrolling interests in:
Operating partnership	1,607	0.01	(5,824)	(0.05)
Consolidated subsidiaries	(11)	—	(44)	—
Net (loss) income attributable to common shareholders	(14,277)	(0.12)	67,070	0.57
Adjustments:
Rental property depreciation and amortization	21,515	0.17	81,401	0.68
Real estate impairment loss(3)	—	—	3,467	0.03
Limited partnership interests in operating partnership	(1,607)	(0.01)	5,824	0.05
FFO applicable to diluted common shareholders	5,631	0.04	157,762	1.33

Loss on extinguishment of debt	34,062	0.27	35,336	0.30
Casualty loss(3)	3,922	0.03	6,092	0.05
Construction settlement due to tenant	902	0.01	902	0.01
Transaction costs	—	—	278	—
Gain on sale of land	—	—	(202)	—
Tenant bankruptcy settlement income	(27)	—	(655)	(0.01)
Income tax benefit from hurricane losses	(1,767)	(0.01)	(1,767)	(0.01)
Income from acquired leasehold interest(2)	—	—	(39,215)	(0.33)
FFO as Adjusted applicable to diluted common shareholders	$42,723	$0.34	$158,531	$1.34

Weighted average diluted shares used to calculate EPS	113,642		118,390
Assumed conversion of OP and LTIP Units to common shares(1)	13,023		2
Weighted average diluted common shares - FFO	126,665		118,392
(1) Operating Partnership ("OP") and Long-Term Incentive Plan ("LTIP") Units are excluded from the calculation of earnings per diluted share for the quarter because their inclusion is anti-dilutive and are included for the year because their inclusion is dilutive. FFO per share includes units as these units are dilutive.
(2) Income from the acquired leasehold interest at the Shops at Bruckner includes the write-off of unamortized intangible liability related to the below-market ground lease acquired and to the existing straight-line receivable balance.
(3) Casualty and impairment loss per the consolidated statements of income of $7.4 million for the year includes $1.7 million of hurricane-related expenses, a $2.2 million write-off of net book value of assets damaged and $3.5 million of real estate impairment losses from the sale of our property in Eatontown, NJ. Casualty loss, subject to insurance reimbursement, for the quarter and year ended December 31, 2017 includes:

(in thousands)	Quarter Ended December 31, 2017	Year Ended December 31, 2017
Write-off of net book value of assets damaged	$—	$2,170
Hurricane related expenses	1,745	1,745
Provision for doubtful accounts	1,249	1,249
Property rental and tenant reimbursement losses	928	928
Total Casualty loss	$3,922	$6,092

Reconciliation of Net Income (Loss) to Cash NOI and Same-Property Cash NOI

The following table reflects the reconciliation of net income (loss) to cash NOI, same-property cash NOI and same-property cash NOI including properties in redevelopment for the quarter and year ended December 31, 2017 and 2016. Net income (loss) is considered the most directly comparable GAAP measure. Refer to "Non-GAAP Financial Measures" on page 3 for a description of cash NOI and same-property cash NOI.

	Quarter Ended December 31,		Year Ended December 31,
(Amounts in thousands)	2017	2016	2017	2016
Net (loss) income	$(15,873)	$20,266	$72,938	$96,630
Add: income tax (benefit) expense	(1,220)	455	(278)	804
Interest income	(1,066)	(159)	(2,248)	(679)
Gain on sale of real estate	—	—	(202)	(15,618)
Interest and debt expense	14,839	12,866	56,218	51,881
Loss on extinguishment of debt	34,062	—	35,336	—
Management and development fee income from non-owned properties	(336)	(403)	(1,535)	(1,759)
Other income	(32)	(37)	(235)	(121)
Depreciation and amortization	21,776	14,237	82,281	56,145
Casualty and impairment loss(6)	1,745	—	7,382	—
General and administrative expense	7,693	6,565	30,413	27,438
Transaction costs	—	1,098	278	1,405
Less: non-cash revenue and expenses	(2,354)	(1,377)	(47,161)	(6,465)
Cash NOI(1)	59,234	53,511	233,187	209,661
Adjustments:
Non-same property cash NOI(1)(2)	(12,473)	(6,873)	(46,766)	(28,164)
Hurricane related operating loss(4)	1,267	—	1,267	—
Construction settlement due to tenant	902	—	902	—
Tenant bankruptcy settlement income(3)	(347)	(343)	(975)	(2,378)
Same-property cash NOI	$48,583	$46,295	$187,615	$179,119
Adjustments:
Cash NOI related to properties being redeveloped(5)	6,199	5,690	25,304	22,846
Same-property cash NOI including properties in redevelopment	$54,782	$51,985	$212,919	$201,965
(1) Cash NOI is calculated as total property revenues less property operating expenses excluding the net effects of non-cash rental income and non-cash ground rent expense.
(2) Non-same property cash NOI for the quarter and the year includes cash NOI related to properties being redeveloped and properties acquired, disposed, or in foreclosure.
(3) Tenant bankruptcy settlement income includes lease termination fees.
(4) Amount reflects rental and tenant reimbursement losses as well as provisions for outstanding amounts due from tenants at Las Catalinas that are subject to reimbursement from the insurance company.
(5) Excludes $0.9 million of rental and tenant reimbursement losses as well as provisions for outstanding amounts due from tenants at Montehiedra that are subject to reimbursement from the insurance company.
(6) Casualty and impairment loss for the quarter and the year includes $1.7 million of hurricane-related expenses incurred subject to insurance reimbursement. Casualty and impairment loss for the year also includes a $2.2 million write-off of net book value of assets damaged by the hurricane at Montehiedra and $3.5 million of real estate impairment losses incurred in connection with the sale of the Company's property in Eatontown, NJ.

Reconciliation of Net Income (Loss) to EBITDA and Adjusted EBITDA

The following table reflects the reconciliation of net income (loss) to EBITDA and Adjusted EBITDA for the quarter and year ended December 31, 2017. Net income (loss) is considered the most directly comparable GAAP measure. Refer to "Non-GAAP Financial Measures" on page 3 for a description of EBITDA and Adjusted EBITDA.

	Quarter Ended December 31,			Year Ended December 31,
(Amounts in thousands)	2017	2016		2017		2016
Net income (loss)	$(15,873)	$20,266	—	$72,938	—	$96,630
Depreciation and amortization	21,776	14,237		82,281		56,145
Interest and debt expense	14,839	12,866		56,218		51,881
Income tax (benefit) expense	(1,220)	455		(278)		804
EBITDA	19,522	47,824		211,159		205,460
Adjustments for Adjusted EBITDA:
Casualty loss(1)	3,922	—		6,092		—
Construction settlement due to tenant	902	—		902		—
Real estate impairment loss	—	—		3,467		—
Transaction costs	—	1,098		278		1,405
Loss on extinguishment of debt	34,062	—		35,336		—
Tenant bankruptcy settlement income	(27)	(343)		(655)		(2,378)
Gain on sale of real estate	—	—		(202)		(15,618)
Income from acquired leasehold interest	—	—		(39,215)		—
Adjusted EBITDA	$58,381	$48,579		$217,162		$188,869
(1) Refer to footnote 3 on page 8, Reconciliation of Net Income (Loss) to FFO and FFO as Adjusted, for the adjustments included in Casualty loss for the quarter and year ended December 31, 2017.

The following table reflects the Company's fully diluted common shares outstanding which is the total number of shares that would be outstanding assuming all possible conversions. Fully diluted common shares outstanding are utilized to calculate our equity market capitalization to allow investors the ability to assess our market value. The sum of the total equity market capitalization and total debt, as calculated in accordance with GAAP, represents the Company's total market capitalization.

December 31, 2017
Common shares outstanding	113,827,529
OP and LTIP units (dilutive)	12,812,954
Fully diluted common shares	126,640,483